Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217029

Subject to Completion, Dated September 6, 2017

PRELIMINARY PRICING SUPPLEMENT
Dated September 6, 2017 to
PROSPECTUS SUPPLEMENT
Dated March 30, 2017 and
PROSPECTUS
Dated March 30, 2017
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES I, FLOATING RATE NOTES DUE 20

SUBJECT	FINAL PRICING DETAILS
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series I, Floating Rate Notes Due 20
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-217029
Trade Date/Pricing Effective Time:	September , 2017
Settlement Date (Original Issue Date):	September , 2017
Maturity Date:	September , 20
Principal Amount:	$
Price to Public (Issue Price):	100.000%
Dealer’s Commission:	% ( basis points)
All-in-price:	%
Net Proceeds to Issuer:	$
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ basis points ( %)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the of March, June, September and December of each year, commencing December , 2017 and ending on the Maturity Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Bookrunner:	Citigroup Global Markets Inc. (100.000%)
Billing and Delivery Agent:	Citigroup Global Markets Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14913Q2C2
Other Provisions:
Changes to LIBOR may adversely affect holders of the Notes.
Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the Financial Services Authority in order to resolve the investigations.  Since April 2013, the U.K. Financial Conduct Authority (“FCA”) has regulated LIBOR.
Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the FCA announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms and as to the continuation of LIBOR may adversely affect the trading market for the Notes, the interest on which is determined by reference to LIBOR.
Further, uncertainty as to the extent and manner in which the FCA regulates LIBOR may adversely affect the current trading market for LIBOR-based securities and the value of your Notes.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.

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